Exhibit 99.1

News Release
CORPORATION
7140 Office Circle
P.O. Box 15600
Evansville, IN 47716

Investor Relations Contact:	Chad Monroe
Phone:	(812) 962-5041

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Corporation Reports Results for Full Year and Q4 2010

•                  Sales increased 34.0 percent versus prior year

•                  Adjusted EBITDA increased $4.5 million versus prior year quarter to $15.1 million

•                  Generated free cash flow of $17.9 million in the fourth quarter

EVANSVILLE, Ind. — Feb. 25, 2011 — Accuride Corporation (NYSE:  ACW), a leading manufacturer and supplier of commercial vehicle components, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2010.

Net sales in 2010 were $764.0 million, compared with $570.2 million in the prior year.  The increase in sales was the result of increased demand from customers in the commercial vehicle industry.  The Company reported a net loss of $75.7 million, or ($4.83) per diluted share, compared to a net loss of $140.1 million, or ($35.90) per diluted share, in 2009.  On a pretax basis, 2010 results included a mark-to-market gain of $75.6 million on our convertible notes, a $166.7 million inducement expense associated with the early conversion of those same notes to equity, $59.3 million in favorable reorganization items and a $2.3 million charge in the fourth quarter related to a product campaign.  The loss in 2009 included charges of $31.4 million in reorganization items and pre-petition professional fees, $5.4 million for the early extinguishment of debt, $3.3 million in goodwill impairment and $11.4 million in restructuring costs. Adjusted EBITDA in the year was $66.2 million compared to $23.7 million in the prior year.  Cash was $78.5 million at year end.  Free cash flow was negative $28.1 million for the year, which includes $43.8 million in cash outflows related to our financial restructuring.

In the fourth quarter, net sales were $193.7 million compared to $146.2 million in the fourth quarter of 2009, an increase of 32.5 percent due to continuing year-over-year improvement in the commercial vehicle industry.  On a U.S. GAAP basis, the Company reported a net loss of $110.9 million, or ($4.47) per diluted share, compared to a loss of $39.7 million, or ($8.35) per diluted share, in the prior year.  On a pretax basis, the loss in 2010 included the above $166.7 million inducement expense, a mark-to-market gain on the convertible notes prior to conversion of $70.0 million and a $2.3 million charge related to a product campaign.  The loss in 2009 included $0.9 million in restructuring costs and the above $31.4 million in reorganization items and pre-petition professional fees.  Adjusted EBITDA in the quarter was $15.1 million compared to $10.6 million in the prior year.  Free cash flow was $17.9 million for the quarter, which includes $9.2 million in cash outflows related to our financial restructuring.

“2010 was a pivotal and successful year for Accuride.  Despite the challenging economic and industry conditions, Accuride pursued and implemented strategic initiatives to successfully restructure the Company’s operations and capital structure, strengthen customer relationships and increase market share,” said Rick

Dauch, Accuride’s President and CEO.  “I am looking forward to building upon the momentum that began in 2010 and am honored to serve as the Company’s new President and CEO.”

Industry Overview

As the general economy improves, the three major segments Accuride supplies (North America Class 5-8 vehicles, U.S. Trailers and the related aftermarket channels) have continued to improve year-over-year.

During the fourth quarter, production across all segments rose.  Class 8 production rose approximately 24 percent year-over-year whereas Class 5-7 and U.S. Trailer rose 14 percent and 79 percent, respectively.

OEMs continued to increase production in the fourth quarter in line with increasing net orders within each segment.  Fleet profit margins continue to improve as freight rates rise in response to tightening capacity within the industry.  Class 8 net orders for November and December, the highest since May 2006, increased 148 and 127 percent, respectively.  Preliminary orders for January are also showing strength, increasing 320 percent year-over-year.  General demand for Class 5-7 equipment is also trending upward, but at a more modest pace than the Class 8 segment.  Overall, all commercial vehicle segments are expected to continue to increase in 2011.

Although gains have been modest, the economy continues to show improvement as GDP increased by 3.2 percent in the fourth quarter following a 2.6 percent increase in the third quarter.  Other trucking indicators that continue to show positive growth include:

•                 Diesel fuel consumption, measured by the Ceridian-UCLA Pulse of Commerce Index (PCI) increased 3.4 percent year-over-year in January which indicates increasing trucking activity and utilization.

•                 The Institute for Supply Management (ISM) Index continued to expand for the 18th consecutive month with a reading of 61 for January.

•                 Personal Consumption Expenditures (PCE) continued to grow for the fifth consecutive quarter at 4.4 percent in the fourth quarter.  Demand for trucks is positively correlated to PCE.

As the economy continues to recover and commercial vehicle indicators improve, we expect freight to continue its modest recovery throughout 2011.  Equipment demand in 2011 is expected to be at or above replacement levels although some carriers remain reluctant to add new capacity during this volatile time.  Continued weakness in residential and commercial construction is slowing the recovery of the Class 5-7 segment, an important segment for Accuride.

Overall, however, the future of the commercial vehicle industry remains bright.  Freight tonnage is forecasted to steadily increase throughout the next several years, which will continue to drive increased demand for trucks and trailers going forward.

Fresh-Start Reporting

Upon our emergence from Chapter 11 restructuring proceedings on February 26, 2010, we adopted fresh-start accounting in accordance with the provisions of ASC 852 Reorganizations (ASC 852), pursuant to which the midpoint of the range of our reorganization value was allocated to our assets and liabilities in conformity with the procedures specified by ASC 805, “Business Combinations”.

The results for the ten-month period ended December 31, 2010, (references to the Company for such period, the “Successor”) and the results for the two-month period ended February 26, 2010, (references to the Company for such periods, the “Predecessor”) are presented separately.  This presentation is required by GAAP, as the Successor is considered to be a new entity for financial reporting purposes, and the results of the Successor reflect the application of fresh-start reporting.  Accordingly, the Company’s financial statements after February 26, 2010, are not comparable to its financial statements for any period prior to its emergence from Chapter 11.  For illustrative purposes in this earnings release, the Company has combined the Successor and Predecessor results to derive combined results for the twelve-month period ended

December 31, 2010.  However, because of various adjustments to the consolidated financial statements in connection with the application of fresh-start reporting, including asset valuation adjustments, liability adjustments and recognition of cancellation of indebtedness income, the results of operations for the Successor are not comparable to those of the Predecessor.  The financial information accompanying this earnings release provides the Successor and Predecessor GAAP results for the applicable periods, along with the combined results described above.

Three Months Operating Results

	Successor		Predecessor
	Three Months Ended December 31,
	2010		2009

Net sales:
Wheels	$75,403	38.9%	$64,136	43.9%
Components	108,065	55.8%	76,191	52.1%
Other	10,218	5.3%	5,875	4.0%
Total net sales	193,686	100.0%	146,202	100.0%

Gross profit	14,171	7.3%	4,805	3.3%

Loss from operations	(6,125)	(3.2)%	(10,902)	(7.5)%

Net loss	$(110,865)	(57.2)%	$(39,657)	(27.1)%

Adjusted EBITDA	$15,121	7.8%	$10,611	7.3%

Net sales for the fourth quarter of 2010 were $193.7 million compared to net sales of $146.2 million in the fourth quarter of 2009, an increase of 32.5 percent.  Sales increased in the Wheels and Components segments by 17.6 percent and 41.8 percent, respectively.

In 2010, fourth quarter gross profit increased to $14.2 million, or 7.3 percent of net sales, from a gross profit of $4.8 million in the fourth quarter of 2009.  Gross profit improved compared to the prior year due to the contribution from increased net sales, better capacity utilization with higher sales volumes and improvements in operating efficiencies.

The Company reported an operating loss of $6.1 million compared to an operating loss of $10.9 million in the prior year period.  Operating expenses in 2010 included $7.2 million in professional fees related to the conversion offer and other activities related to divestitures and a $2.3 million charge related to a product campaign.  Operating expenses in 2009 included $3.1 million in prepetition professional fees and non-cash other intangible asset impairments of $3.3 million. Adjusted EBITDA was $15.1 million for the first quarter of 2010, compared to $10.6 million for the same period in 2009.

The Company reported a net loss of $110.9 million, or ($4.47) per diluted share, compared to a net loss of $39.7 million, or ($8.35) per diluted share for the same three month period in 2009.  The loss in 2010 included $166.7 million in pre-tax inducement expenses and pre-tax non-cash mark-to-market gains of $70.0 million.  The loss in 2009 included $0.9 million in restructuring costs and $20.5 million in other unusual items.

Twelve Months Operating Results

	Twelve Months Ended December 31,
	2010 (Combined)		2009

Net sales:
Wheels	$286,052	37.4%	$238,745	41.9%
Components	415,663	54.4%	298,726	52.4%
Other	62,273	8.2%	32,722	5.7%
Total net sales	763,988	100.0%	570,193	100.0%

Gross profit (loss)	61,376	8.0%	(2,302)	(0.4)%

Income (loss) from operations	(5,970)	(0.8)%	(65,095)	(11.4)%

Net loss	$(75,730)	(9.9)%	$(140,112)	(24.6)%

Adjusted EBITDA	$66,238	8.7%	23,671	4.2%

Combined net sales in 2010 were $764.0 million, which was an increase of 34.0 percent, compared to net sales of $570.2 million for 2009.  Sales increased in the Wheels and Components segments by 19.8 percent and 39.1 percent, respectively.

Gross profit in 2010 increased $63.7 million to $61.4 million from a loss of $2.3 million in the prior year primarily due to the contribution from increased net sales, better capacity utilization with higher sales volumes and improvements in operating efficiencies.

The Company reported an operating loss of $6.0 million in 2010 compared to an operating loss of $65.1 million in the prior year period.  Operating expenses in 2010 included $15.7 million in professional fees related to the conversion offer and other activities related to divestitures and a $2.3 million charge related to a product campaign.  Operating expenses in 2009 included $17.0 million in prepetition professional fees and non-cash other intangible asset impairments of $3.3 million.  Adjusted EBITDA was $66.2 million for 2010, compared to $23.7 million for 2009.

The Company reported a net loss of $75.7 million in 2010 compared to a net loss of $140.1 million in the prior year period.  The loss in 2010 included $166.7 million in pretax inducement expenses and pre-tax mark-to-market gains of $75.6 million.  The loss in 2009 included $11.4 million in restructuring costs and $43.5 million of other unusual items.

Liquidity & Debt

Adjusted EBITDA was $15.1 million for the fourth quarter of 2010, compared to $10.6 million for the same period in 2009.  The purpose and reconciliation of Adjusted EBITDA for the Company to the most directly comparable GAAP measure is set forth in the accompanying schedules.  As of December 31, 2010, the Company had cash of $78.5 million and total debt of $302.0 million consisting of our $310.0 million senior secured notes, net of discount.  In the fourth quarter of 2010, the Company had cash from operations of $26.1 million and capital spending of $8.2 million resulting in free cash flow of $17.9 million.

“I am very pleased with the significant improvements that we made to Accuride’s balance sheet during 2010,” said Jim Woodward, Accuride’s Senior Vice President of Finance and Chief Financial Officer.  “Completing the conversion offer and relisting our common stock on the New York Stock Exchange during the fourth quarter were the final steps in our efforts to create a capital structure that will allow the Company to support the eventual increase in industry demand and seek opportunistic acquisitions and joint ventures in pursuit of our strategic plans.”

Company Outlook

“The hard work of everyone at Accuride has positioned the Company to capitalize on the upturn in the North American commercial vehicle industry,” said Rick Dauch, Accuride’s President and Chief Executive Officer.  “While we continue to be cautiously optimistic about the timing of the industry upturn, particularly in the medium-duty segment of the market, recent strength in Class 8 and Trailer order activity is encouraging.  We expect 2011 Class 8 production levels to be in the range of 220,000 to 235,000 units.  We are projecting revenue for 2011 in the range of $875 to $925 million and Adjusted EBITDA in the range of $100 to $115 million.  As the health of the industry continues to improve, we will build upon Accuride’s strong foundation and begin to selectively and profitably grow the Company.”

The Company will conduct a conference call to review its fourth quarter results on February 25, 2011, at 8 a.m. Central Time.  The telephone number to access the conference call is (866) 788-0542 in the United States, or (857) 350-1680 internationally, access code 87558787.  The conference call will be accompanied by a slide presentation, which can be accessed through the investor relations section of the Company’s web site.  A replay will be available beginning February 25, 2011, at 11 a.m. Central Time, continuing to March 4, 2011, by calling (888) 286-8010 in the United States, or (617) 801-6888 internationally, access code 44294507.  The financial results for the three-month and twelve-month periods ended December 31, 2010, will also be archived at http://www.accuridecorp.com.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride®, Gunite®, ImperialTM, FabcoTM, BrillionTM and Highway Original®.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Forward-looking statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Accuride’s expectations, hopes, beliefs and intentions with respect to future results.  Such statements are subject to the impact on Accuride’s business and prospects generally of, among other factors, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Accuride’s Securities and Exchange Commission filings, including those described in Item 1A of Accuride’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Any forward-looking statement reflects only Accuride’s belief at the time the statement is made. Although Accuride believes that the expectations reflected in these forward-looking statements are reasonable, it cannot guarantee its future results, levels of activity, performance or achievements.  Except as required by law, Accuride undertakes no obligation to update any forward-looking statements to reflect events or developments after the date of this news release.

ACCURIDE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Successor
	Period from February 26 to December 31,	Period from January 1 to February 26,
(In thousands except per share data)	2010	2010	2009

NET SALES	$659,929	$104,059	$570,193
COST OF GOODS SOLD	603,035	99,577	572,495
GROSS PROFIT (LOSS)	56,894	4,482	(2,302)
OPERATING EXPENSES:
Selling, general and administrative	59,751	7,595	42,448
Prepetition professional fees	—	—	17,015
Impairment of goodwill and other intangibles	—	—	3,330
LOSS FROM OPERATIONS	(2,857)	(3,113)	(65,095)
OTHER INCOME (EXPENSE):
Interest income	143	54	720
Interest expense	(33,593)	(7,550)	(60,473)
Loss on extinguishment of debt	—	—	(5,389)
Mark-to-market valuation gains of convertible debt	75,574	—	—
Inducement expenses	(166,691)	—	—
Other income (loss), net	2,483	566	6,888
LOSS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(124,941)	(10,043)	(123,349)
Reorganization Items	—	(59,311)	14,379
INCOME (LOSS) BEFORE INCOME TAXES	(124,941)	49,268	(137,728)
INCOME TAX PROVISION (BENEFIT)	1,591	(1,534)	2,384
NET INCOME (LOSS)	$(126,532)	$50,802	$(140,112)
Weighted average common shares outstanding—basic	15,670	4,757	3,903
Basic income (loss) per share	$(8.07)	$10.68	$(35.90)
Weighted average common shares outstanding—diluted	15,670	4,757	3,903
Diluted income (loss) per share	$(8.07)	$10.68	$(35.90)

ACCURIDE CORPORATION

CONSOLIDATED ADJUSTED EBITDA

(UNAUDITED)

	Successor	Predecessor
	Three Months Ended December 31,
(In thousands)	2010	2009

Net income (loss)	$(110,865)	$(39,657)
Income tax expense (benefit)	(3,103)	2,951
Interest expense, net	8,998	12,728
Depreciation and amortization	13,031	14,065
Intangible impairment	—	3,330
Restructuring, severance and other charges(1)	7,635	18,346
Other items related to our credit agreement(2)	99,425	(1,152)
Adjusted EBITDA	$15,121	$10,611

Note:

(1)         For the three months ended December 31, 2010, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus $7.6 million in costs associated with restructuring and reorganization items.  For the three months ended December 31, 2009, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus $18.3 million in costs associated with restructuring and reorganization items.

(2)         Items related to our credit agreement refer to amounts utilized in the calculation of financial covenants in Accuride’s senior credit facility.  For the three months ended December 31, 2010, items related to our credit agreement consisted of foreign currency income and other net income of $99.4 million.  For the three months ended December 31, 2009, items related to our credit agreement consisted of foreign currency losses and other income or expenses of $1.2 million.

	Historical Results
	Combined	Successor	Predecessor
	Twelve Months Ended December 31,	Period from February 26 to December 31,	Period from January 1 to February 26,	Twelve Months Ended December 31,
(In thousands)	2010	2010	2010	2009

Net income (loss)	$(75,730)	$(126,532)	$50,802	$(140,112)
Income tax expense (benefit)	57	1,591	(1,534)	2,384
Interest expense, net	40,946	33,450	7,496	65,142
Depreciation and amortization	51,291	43,759	7,532	52,335
Intangible impairment	—	—	—	3,330
Restructuring, severance and other charges(1)	(40,001)	19,091	(59,092)	46,867
Other items related to our credit agreement(2)	89,675	90,196	(521)	(6,275)
Adjusted EBITDA	$66,238	$61,555	$4,683	$23,671

Note:

(1)         For the twelve months ended December 31, 2010, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, less $40.0 million in benefits associated with restructuring and reorganization items.  For the twelve months ended December 31, 2009, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus $46.9 million in costs associated with restructuring and reorganization items.

(2)         Items related to our credit agreement refer to amounts utilized in the calculation of financial covenants in Accuride’s senior credit facility.  For the twelve months ended December 31, 2010, items related to our credit agreement consisted of foreign currency losses and other income or expense of $89.7 million.  For the twelve months ended December 31, 2009, items related to our credit agreement consisted of foreign currency losses and other income or expense of $6.3 million.

We define Adjusted EBITDA as our net income or loss before income tax expense or benefit, interest expense, net, depreciation and amortization, restructuring, severance, and other charges, impairment, and currency losses, net. Adjusted EBITDA has been included because we believe that it is useful for us and our investors to measure our ability to provide cash flows to meet debt service.  Adjusted EBITDA should not be considered an alternative to net income (loss) or other traditional indicators of operating performance and cash flows determined in accordance with accounting principles generally accepted in the United States (“GAAP”).  We present the table of Adjusted EBITDA because covenants in the agreements governing our material indebtedness contain ratios based on this measure on a quarterly basis.  While Adjusted EBITDA is used as a measure of liquidity and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations.

ACCURIDE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	Successor	Predecessor
	December 31,	December 31,
(In thousands)	2010	2009

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$78,466	$56,521
Customer and other receivables	75,702	66,301
Inventories, net	55,818	50,742
Other current assets	9,741	25,573
Total current assets	219,727	199,137
PROPERTY, PLANT AND EQUIPMENT, net	241,052	229,527
OTHER ASSETS:
Goodwill and other assets	426,159	243,006
TOTAL	$886,938	$671,670
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$55,324	$31,277
Debt	—	397,472
Other current liabilities	57,196	45,536
Total current liabilities	112,520	474,285
LONG-TERM DEBT	302,031	—
LIABILITIES SUBJECT TO COMPROMISE	—	302,114
OTHER LIABILITIES	174,288	123,537
STOCKHOLDERS’ EQUITY (DEFICIENCY):
Total stockholders’ equity (deficiency)	298,099	(228,266)
TOTAL	$886,938	$671,670

###